Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2013 relating to the consolidated financial statements of LF George Holdings, Inc. and Subsidiary, in this Registration Statement and related Prospectus of LF George Holdings, Inc.

/s/ Stephen Wan Accountancy Corporation
Sunnyvale, California
August 6, 2013